                                  SCHEDULE 13G

                                 (RULE 13d-102)

    Information to be included in Statements Filed Pursuant to Rule 13d-1(b),
        (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3 )*



                              OAK TECHNOLOGY, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   671802 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                February 13, 1996
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

/ /        Rule 13d-1(b)

/ /        Rule 13d-1(c)

/X/        Rule 13d-1(d)



                * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

                  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 4 Pages

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-----------------------                                       ------------------
CUSIP NO.   671802 10 6             13G                       PAGE 2 OF 4 PAGES
-----------------------                                       ------------------
--------------------------------------------------------------------------------
1.     NAME OF
       REPORTING
       PERSON
       S.S. OR                 DAVID D. TSANG
       I.R.S.
       IDENTIFICATION
       NO. OF ABOVE
       PERSON

--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /_/  (b) /X/


--------------------------------------------------------------------------------
3.     SEC USE ONLY


--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

                 UNITED STATES

--------------------------------------------------------------------------------
                            5.      SOLE VOTING POWER
    NUMBER OF                                               3,392,949
     SHARES
   BENEFICIALLY
  OWNED BY EACH
    REPORTING
   PERSON WITH              ----------------------------------------------------
                            6.      SHARED VOTING POWER
                                                                -0-

                            ----------------------------------------------------
                            7.      SOLE DISPOSITIVE POWER
                                                             3,392,949

                            ----------------------------------------------------
                            8.      SHARED DISPOSITIVE POWER
                                                                -0-

--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                         3,392,949

--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         /X/
       CERTAIN SHARES*
       The aggregate amount in Row 9 excludes an aggregate of 1,120,000 shares of the Issuer's Common Stock held of record by four trusts for the Reporting Person's children for which the Reporting Person's brother and brother-in-law serve as trustees and in which the
       Reporting Person disclaims any beneficial ownership.
--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                       8.3%
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*
                                       IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT

ITEM 1.  (a)      NAME OF ISSUER:

                  Oak Technology, Inc.

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  139 Kifer Court, Sunnyvale, CA 94086

ITEM 2.  (a)      NAME OF PERSON FILING:

                  David D. Tsang

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  The principal business office of the person filing this
                  Schedule is 139 Kifer Court, Sunnyvale, CA 94086

         (c)      CITIZENSHIP:      U.S.

         (d)      TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $0.001 per share

         (e)      CUSIP NUMBER:     671802 10 6



ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR
         13d-2(b), CHECK WHETHER THE PERSON IS A: Not applicable

         (a) Broker or Dealer registered under Section 15 of the Act
         (b) Bank as defined in section 3(a)(6) of the Act
         (c) Insurance Company as defined in section 3(a)(19) of the Act
         (d) Investment Company registered under section 8 of the Investment Company Act
         (e) Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
         (f) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund, see Section 240.13d-1(b)(1)(ii)(F)
         (g) Parent Holding Company, in accordance with
             Section 240.13d-1(b)(ii)(G) (Note: See Item 7)
         (h) Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

ITEM 4.  OWNERSHIP

         (a) Amount Beneficially Owned:   3,392,949
         (b) Percent of Class:         8.3%
         (c) Number of shares as to which such person has:

           (i)  sole power to vote or to direct the vote    3,392,949
          (ii)  shared power to vote or to direct the vote   -0-
         (iii)  sole power to dispose or direct the disposition of   3,392,949
          (iv)  shared power to dispose or direct the disposition of   -0-


                                Page 3 of 4 Pages

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS         Not applicable

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more that five percent of the class of securities, check the following / /.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
                                    Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                                    Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                                    Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                                    Not applicable
ITEM 10.  CERTIFICATIONS.
                                    Not applicable


                                    SIGNATURE

          AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.



                                      FEBRUARY 5, 1999
                                      ------------------------------------------
                                               Date


                                      /s/ DAVID D. TSANG
                                      ------------------------------------------
                                               Signature

                                      DAVID D. TSANG,  CHIEF EXECUTIVE OFFICER
                                      CHAIRMAN OF THE BOARD OF DIRECTORS
                                      ------------------------------------------
                                               Name/Title





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